Exhibit 23.1
Audit 147 Collins Street Melbourne Vic 3000 GPO Box 2291 Melbourne Vic 3001 Australia	ABN: 51 194 660 183 Telephone: +61 3 9288 5555 Facsimile: +61 3 9288 6666 www.kpmg.com.au

Consent of Independent Auditor

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

We consent to the incorporation by reference in (i) the registration statement (No. 333-181822) on Form S-3 of Macquarie Leasing Pty Limited (the “Registration Statement”) and (ii) the related prospectus supplement relating to SMART ABS Series 2012-4US Trust (the “Prospectus Supplement”) of our report dated November 5, 2012, with respect to the consolidated balance sheet of Australia and New Zealand Banking Group Limited and subsidiaries as of September 30, 2012, and the related consolidated statement of income, changes in equity, cash flows, and comprehensive income for the year ended September 30, 2012, which report is incorporated in the form 8-K of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on or around December 18, 2012 and to the reference to our firm under the heading “Experts” in the Prospectus Supplement and the Registration Statement.

KPMG

Andrew Yates

Partner

Melbourne, Australia

December 18, 2012

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Liability limited by a scheme approved under Professional Standards Legislation.